Statement Regarding Computation of Earnings Per Share

                                              Three Months     Six Months
                                             Ended 6/30/97    Ended 6/30/97
                                             ------------     --------------
Net earnings                                 $  506,444       $1,202,565

Weighted average shares outstanding           1,676,488        1,668,741
Earnings per common share                    $     0.30       $     0.72
                                             ==========       ==========


Assumed average shares for stock options        262,356          183,238

Assumed purchase of shares using treasury
method for primary earnings per share
Stock Options at 6.59 /ave price                208,782          163,269
                                             ----------       ----------

Additional number of shares assumed issued       53,574           19,969

Common and common equivalent shares out-
  standing for primary earnings per share     1,730,062        1,688,710

Primary earnings per share                   $     0.29       $     0.71
                                             ==========       ==========

Assumed purchase of shares using treasury
method for fully diluted earnings per share
Stock Options at 6.59 /ending price             192,103          134,171

Additional number of shares assumed issued       70,253           49,067

Common and common equivalent shares out-
  standing for fully diluted earnings
  per share                                   1,746,741        1,717,808

Fully diluted earnings per common share      $     0.29       $     0.70